EXHIBIT 10.7

EXECUTION VERSION

IMAGEN BIOPHARMA, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into by and between Rodolfo J. Chaparro, an individual, (“Executive”) and Imagen Biopharma, Inc., a Delaware corporation (the “Company”), to be effective as of the closing date of a private placement of the Company’s securities resulting in gross proceeds of no less than $5,000,000 and occurring no later than June 30, 2015, which may be extended by the Company for an additional ninety (90) days (the “Effective Date”).

1.	Duties and Scope of Employment.

(a)          Position and Duties. Upon and following the Effective Date, Executive will serve as the Company’s Executive Vice President, Head of Immunology. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Company’s Chief Executive Officer and Board of Directors (the “Board”). The period of Executive’s rendering of employment services under this Agreement is referred to herein as the “Employment Term.”

(b)          Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

(c)          Location. Executive’s primary office location will be in Cambridge, Massachusetts, for at least three (3) years. The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive’s primary office location from time to time, but Executive shall not be required to relocate Executive’s principal residence from the Boston Metropolitan Area.

2.         At-Will Employment. The parties agree that Executive's employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3.	Compensation.

(a)          Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $180,000 as compensation for Executive’s services (the “Base Salary”). The Base Salary will be paid periodically (but not less frequently than monthly) in accordance with the Company’s normal payroll practices and be subject to the usual required withholdings. Executive’s salary will be subject to review and adjustments on an annual basis, subject to Executive’s rights to receive severance payments under Section 7(a) for a resignation for “Good Reason” as defined in Section 10(f) of this Agreement.

(b)          Bonus and Stock Options. Executive will be entitled to bonus compensation and equity award grants with the value and vesting terms to be generally commensurate with those of other senior executives of the Company, including, without limitation, incentive stock options in an amount customary for senior executives of biotechnology companies, as determined by the Board in its sole discretion.

4.         Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, all health, welfare and retirement plans (including, without limitation, 401(k) plans). The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5.         Vacation. Executive will be entitled to paid vacation of not less than four (4) weeks per year, in accordance with the Company’s vacation policy for senior executive officers, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto. A maximum of two (2) weeks of unused vacation days in any calendar year may be carried over and used in subsequent calendar years so long as accrued unused vacation in any one year does not exceed six (6) weeks. Upon Executive’s termination of employment, Executive will be entitled to receive payment of Executive’s accrued but unused vacation through the date of Executive’s termination.

6.         Expenses. The Company will pay or reimburse Executive for reasonable pre-approved travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. Executive’s attendance at key industry conferences is expected and reasonable pre-approved expenses incurred by Executive in connection with such conferences will be paid or reimbursed by the Company. If Executive incurs business expenses under this Agreement, Executive will submit monthly to the Company a request for payment or reimbursement together with supporting documentation satisfactory to the Company and consistent with the Company’s expense reimbursement policy. In addition, Executive will be entitled to a non-accountable advance relocation payment of $30,000 payable within thirty (30) days of the Effective Date.

7.	Severance.

(a)          Termination or Resignation for Good Reason. During the Employment Term, if (i) the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment for reasons other than Cause, death or Disability, or (ii) upon Executive’s resignation from the Company (or any parent or subsidiary or successor of the Company) for Good Reason, then, subject to the continued observance by Executive of Sections 8, 14, 15 and 16 below after the termination of the rendering of employment services, Executive will receive the following severance from the Company:

(i)          Severance Payment. Executive will receive six (6) months of continuing payment of Executive’s Base Salary (as in effect immediately prior to Executive’s termination);

(ii)         Accelerated Vesting. All of the unvested portion of Executive’s shares and options in the Company will immediately vest prior to Executive’s termination and become exercisable. The options will remain exercisable, to the extent applicable, following the date of termination for the period prescribed in the equity award plan under which they are awarded.

(iii)        Bonus. Executive will receive a cash lump-sum payment in an amount equal to accrued unpaid bonuses through the end of the fiscal half year in which the termination occurs that may have been awarded to Executive under Section 3(b) above, payable on the sixtieth (60th) day following Executive’s termination.

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(iv)        Continued Employee Benefits. If Executive timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Executive and Executive’s eligible dependents, the Company will reimburse Executive for the monthly premiums under COBRA for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans or (B) the date upon which Executive ceases to be eligible for coverage under COBRA.

(b)          Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary or successor of the Company), the provisions of this Section 7 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no severance or other benefits upon termination of employment with respect to acceleration of award vesting or severance pay other than those benefits expressly set forth in this Section 7.

8.	Conditions to Receipt of Severance; No Duty to Mitigate.

(a)          Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 7(a) or (b) will be subject to Executive signing and not revoking a separation agreement and release of claims substantially in the form attached hereto as Exhibit A (the “Release”).

(b)          Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 7 will be subject to Executive continuing to comply with the terms of a Confidential Information Agreement (as defined in Section 14) and Sections 15 and 16 of this Agreement.

(c)          Section 409A.

(i)          Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)         Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 8(c)(iii). Except as required by Section 8(c)(iii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.

(iii)        Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation

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from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv)        Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above. It is the intent of this Agreement that all cash severance payments under Section 7(a)(i) paid within 2 1/2 months following the end of the year of the Executive’s termination will satisfy the requirements of the “short-term deferral” rule.

(v)         Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(vi)        The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

9.         Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits will be either:

(a)	delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (1) reduction of the severance payments under Sections 7(a)(i) or 7(a)(ii); (2) reduction of other cash payments, if any; (3) cancellation of accelerated vesting of equity awards; and (4) reduction of continued employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. In no event shall the Executive have any discretion with respect to the

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ordering of payment reductions. Notwithstanding the foregoing, to the extent the Company submits any payment or benefit payable to Executive under this Agreement or otherwise to the Company’s stockholders for approval in accordance with Treasury Regulation Section 1.280G-1 Q&A 7, the foregoing provisions shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by Executive and in the order prescribed by this Section 9.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 9 will be made in writing by an independent firm immediately prior to Change of Control (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 9, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 9. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 9.

10.        Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a)          Affiliate. For purposes of this Agreement, an“Affiliate” of the Company is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

(b)          Cause. For purposes of this Agreement, “Cause” is defined as (i) Executive’s conviction of, admission to sufficient facts, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude in the jurisdiction involved, (ii) Executive’s gross misconduct, participation in fraud or an act of dishonesty against the Company, (iii) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (iv) Executive’s willful and material breach of any obligations under any written agreement with the Company that is injurious to the Company; or (v) Executive’s continued failure to perform his employment duties after Executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within 30 business days after receiving such notice.

(c)          Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of any of the following events:

(i)          any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities, other than the acquisition of 50% of the total voting power represented by the outstanding voting securities when sold by the Company in a capital raising transaction; or

(ii)         the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding

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immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iii)        the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets in a transaction that has been approved by the stockholders of the Company.

Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.

(d)          Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.

(e)          Disability. For the purposes of this Agreement, “Disability” will mean that Executive has been unable to substantially perform his duties hereunder (after reasonable accommodation) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Alternatively, Executive will be deemed disabled if determined to be totally disabled by the Social Security Administration. Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of Executive’s duties hereunder before the termination of Executive’s employment becomes effective, the notice of intent to terminate based on Disability will automatically be deemed to have been revoked.

(f)          Good Reason. For the purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) the assignment to Executive of any duties beyond the generally recognized scope of employment of an executive vice president of research and development or the reduction of Executive’s duties or the removal of Executive from his position and responsibilities, either of which must result in a material diminution of Executive’s authority, duties, or responsibilities with the Company in effect immediately prior to such assignment, unless Executive is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity will not constitute “Good Reason”; (ii) a reduction in Executive’s Base Salary (except, prior to the consummation of the Company’s initial public offering of securities pursuant to the Securities Act of 1933, as amended, or the first registration of the Company’s securities under the Securities Exchange Act of 1934, as amended, where there is a reduction applicable to the management team generally (including all similarly situated executive employees) of not more than twenty percent (20%) of Executive’s Base Salary); (iii) a material change in the geographic location of Executive’s primary work facility or location, which is expected to be in or around the area of Cambridge, Massachusetts; provided, that a relocation of less than fifty (50) miles from Executive’s then present location will not be considered a material change in geographic location; or (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement, provided that the Company has not cured the material breach within sixty (60) days from written notice of such breach. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of

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the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice and such grounds for “Good Reason” have not been cured during such cure period.

(g)          Section 409A. For purposes of this Agreement, “Section 409A” means Code Section 409A, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

(h)          Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of his or her separation from service, as determined under Treasury Regulation Section 1.409A¬1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

11.        Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

12.        Notice. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing.

If to the Company:

Imogen Biopharma, Inc.

401 Wilshire Blvd., Suite 1020

Santa Monica, California 90401

Attn: Chief Executive Officer

If to Executive:

at the last residential address known by the Company.

13.	Arbitration.

(a)          Arbitration. In consideration of Executive’s employment with the Company, its promise to arbitrate all employment-related disputes, and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or

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otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration. The Federal Arbitration Act shall apply with full force and effect.

(b)          Dispute Resolution. Disputes that Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(c)          Procedure. Executive agrees that any arbitration will be resolved to the fullest extent permitted by law by final and binding arbitration by a single arbitrator, in Boston, Massachusetts, administered by the Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The arbitrator shall have the power to award any remedies available under applicable law, and the arbitrator shall award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the administrator or JAMS, and all arbitrator’s fees, except that Executive shall pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fee as Executive would have instead paid had Executive filed a complaint in a court of law. The decision of the arbitrator shall be in writing.

(d)          Remedy. Arbitration shall be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided by this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(e)          Administrative Relief. Executive is not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. Executive expressly waives and shall not accept any award or damages therefrom. However, Executive may not pursue court action regarding any such claim, except as permitted by law.

14.        Confidential Information. Executive agrees to enter into the Company’s Proprietary Information and Inventions Assignment Agreement, substantially in the form attached hereto as Exhibit B (the “Confidential Information Agreement”).

15.	Non-Solicitation and Non-Disparagement.

(a)          Non-Solicitation Agreement. Until the date one (1) year after the termination of Executive’s employment with the Company for any reason, Executive agrees not, either directly or indirectly, to solicit, induce, attempt to solicit, recruit, or encourage any employee of the Company (or any parent or subsidiary of the Company) to leave his or her employment either for Executive or for any

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other entity or person. Executive represents that he (i) is familiar with the foregoing covenant not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

(b)          Mutual Non-Disparagement. During and at all times after the Employment Term, neither Executives, on the one hand, nor the Company or any of its subsidiaries, on the other hand, will disparage the other (or, in the case of Executive, any subsidiary or successor of the Company) in any way that would reasonably be expected to materially adversely affect the goodwill, reputation or business relationships of the other with the public generally, and, with respect to the Company, with any of its customers, vendors, suppliers, or employees. Notwithstanding the foregoing, neither party shall be (i) required to make any statement which it or he believes to be false or inaccurate, or (ii) restricted in connection with any litigation, arbitration or similar proceeding or with respect to any response to legal process.

16.        Non-Compete. The Executive hereby agrees that during the period commencing on the date hereof and ending on the date six (6) months after termination of Executive's employment with the Company for any reason, he will not, without the express written consent of the Company, directly or indirectly, anywhere in the United States or Canada, engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person other than the Company (or any subsidiary or Affiliate of the Company), whose business, activities, products or services are directly competitive with any of the business, activities, products or services conducted by or in active planning by the Company (or any subsidiary or Affiliate of the Company) on the date that the Executive's employment with the Company terminates and which are in the Company's Field of Interest; provided, however, that the Executive shall be permitted to be employed by (or act as a consultant or advisor to) an entity which operates an ancillary business or businesses in the Company's Field of Interest so long as the Executive is not involved in such ancillary business. For purposes of this Agreement, the Company's "Field of Interest" shall include, without limitation, the development, implementation, licensing or sale of products or services which relate or involve, in any manner, high throughput receptor-ligand identification (the “Technology”); methods of using the Technology as well as other applications and any other business activity engaged in, conducted by or in active planning by the Company or its subsidiaries or affiliates on the date the Executive's employment with the Company terminates. Notwithstanding anything herein to the contrary, the Executive may make passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than three percent (3%) of the equity of such enterprise.

17.        Interpretation. If a court determines that any portion of Sections 15 or 16 is invalid or unenforceable, the remainder of such sections shall be given full effect without regard to the invalid provision. If any court of final and non-appealable judgment construes any of the provisions of Sections 15 or 16, or any part thereof, to be unreasonable because of the duration, geographic coverage or scope of such provision, such provision shall be deemed to be amended to cover the maximum duration, geographic coverage and scope not so determined to be unreasonable.

18.        Business Opportunities. The Executive agrees, during the Employment Term, to offer or otherwise make known or available to it, as directed by the Chief Executive Officer or Board and without additional compensation or consideration, any business prospects, contracts or other business opportunities that he may discover, find, develop or otherwise have available to him in the Company’s Field of Interest, and further agrees that any such prospects, contracts or other business opportunities shall be the property of the Company.

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19.        Litigation and Regulatory Cooperation. During the Executive's employment with the Company, the Executive shall cooperate fully with the Company and its Affiliates in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company and its Affiliates which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company and its Affiliates at mutually convenient times. During and after the Executive's employment, the Executive also shall cooperate fully with the Company and its Affiliates in connection with any such investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive's performance of obligations pursuant to this Section. Following the termination of Executive’s employment, if requested by the Company, Executive shall use his commercially reasonable efforts to assist the Company and its Affiliates in connection with the matters described in this Section 18, subject to his other employment obligations.

20.        Insurance. The Executive agrees that the Company or its Affiliates may from time to time and for the Company's or the Affiliates’ own benefit apply for and take out life insurance covering the Executive, either independently or together with others, in any amount and form which the Company or an Affiliate may deem to be in its best interests. The Company or the respective Affiliate shall own all rights in such insurance and in the cash values and proceeds thereof, and the Executive shall not have any right, title or interest therein. The Executive agrees to assist the Company and its Affiliates, at the Company's expense, in obtaining any such insurance by, among things, submitting to customary examinations and correctly preparing, signing and delivering such applications and other documents as reasonably may be required. Nothing contained in this Section shall be construed as a limitation on the Executive's right to procure any life insurance for his own personal needs.

21.	Miscellaneous Provisions.

(a)          Amendment. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive) that is expressly designated as an amendment to this Agreement.

(b)          Waiver. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)          Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)          Entire Agreement. This Agreement, together with the exhibits hereto represents the entire agreement and understanding between the parties with respect to Executive’s employment by the Company and supersedes all prior or contemporaneous agreements whether written or oral. With respect to stock options granted on or after the date of this Agreement, the acceleration of vesting provisions provided herein will apply to such stock options. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

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(e)          Governing Law. This Agreement will be governed by the laws of the Commonwealth of Massachusetts (with the exception of its conflict of laws provisions).

(f)          Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g)          Withholding. All payments made pursuant to this Agreement will be subject to all applicable withholdings, including all applicable income and employment taxes, as determined in the Company’s reasonable judgment.

(h)          Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his own personal attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

(i)          Counterparts. This Agreement may be executed in counterparts (including by facsimile or pdf copy), and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Signature page follows]

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	IMAGEN BIOPHARMA, INC

	By:	/s/ Cameron Gray

	Title:	CEO

	Date:	4/22/2015

EXECUTIVE	/s/ Rodolfo J. Chaparro

RODOLFO J. CHAPARRO

	Date:	4/16/2015

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